EXHIBIT 10.10

HAMILTON LANE ADVISORS, L.L.C.
2016 CARRIED INTEREST PLAN
(Effective as of January 1, 2016; amended and restated February 14, 2017)

1.
Purpose. The purpose of the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan (the “Plan”) is to provide additional compensation to key employees of Hamilton Lane Advisors, L.L.C. (the “Company”) based on the performance of investment funds and separate accounts managed by the Company. Certain of the Funds provide for the payment of Carried Interest to the Company or an Affiliate when the investments of the Fund generate profits in excess of specified thresholds. The Company has determined to allocate 25% of the Carried Interest from the Funds to employees who are deemed to contribute materially to the Company’s financial success. The remaining 75% of Carried Interest from the Funds will be included in the general revenues of the Company from operations. Under certain circumstances as set forth in this Plan, however, a portion of the remaining 75% of Carried Interest also may be allocated to employees of the Company.

2.	Definitions. As used in this Plan:

a.
“Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such person and/or one or more Affiliates thereof. The term “Control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” shall not include at any time any portfolio company of the Company or any of its Affiliates.

b.	“Award” means the amount awarded to a Participant from time to time under this Plan.

c.
“Beneficiary” means a person or persons or legal entity designated by a Participant to receive payment after the Participant’s death of the proceeds of life insurance maintained by the Company for such Participant or, if no designation is made or if the designated Beneficiary predeceases the Participant, the Participant’s surviving spouse or, if none, the Participant’s estate.

d.
“Carried Interest” means profits and performance fees earned from Funds, in each case managed by the Company or an Affiliate and calculated in accordance with the governing documents of the applicable Fund. For the avoidance of doubt, “Carried Interest” shall not include any management, advisory, distribution management or administration fees paid with respect to any Fund.

e.	“CEO” means the chief executive officer of the Company duly elected by the Board of Directors of the Company.

f.	“Company” means Hamilton Lane Advisors, L.L.C., a limited liability company organized under the laws of the Commonwealth of Pennsylvania.

g.
“Fund” means a commingled investment fund, single client investment fund, separate account or other client account managed by the Company or one or more of its Affiliates; provided, however, the term “Fund” shall not include any Fund for which Carried Interest was awarded pursuant to the predecessor carried interest programs described in this Plan, except to the extent that less than 25% of the total Carried Interest from such Fund was awarded under such program or plan, in which case the balance of the 25% of Carried Interest not previously awarded may be awarded under this Plan and such Fund shall be deemed to be a “Fund” hereunder for purposes of awarding the remaining Carried Interest.

h.	“Grant Date” means the date on which an Award is granted to a Participant.

i.
“Key Employee” means any person, including an officer of the Company, who is employed by the Company on a full-time basis, who is compensated for such employment by a regular salary, and who, in the opinion of the CEO, is in a position to contribute materially to the Company’s financial success.

j.	“Participant” means any Key Employee of the Company to whom an Award has been granted under Section 5.

k.	“Plan” means the Hamilton Lane Advisors, L.L.C. Carried Interest Plan as set forth herein and as it may be amended from time to time.

l.	“Termination of Employment” means, with respect to any Participant, the Participant’s separation from service with the Company and its Affiliates for any reason, whether voluntary or involuntary.

3.	Administration

a.
The Plan shall be administered, construed and interpreted by the CEO. The CEO may prescribe, amend and rescind rules and regulations relating to the Plan, and may make all other determinations necessary or advisable for the administration of the Plan. Each such rule, regulation or determination shall be conclusive and binding for all purposes of the Plan.

b.
At the sole election of the CEO, the CEO may delegate any or all of the CEO’s rights and duties with respect to the Plan to a compensation committee (the “Committee”). The CEO may be a member of the Committee. The Committee shall exercise the full authority of the CEO with respect to the Plan to the extent authorized to do so by its constituting resolution(s). If the Plan is administered by the Committee, all references to the CEO in the Plan shall mean and relate to the Committee. No Participant who is a member of the Committee shall participate in any decision-

making activities under the Plan that will in any way affect his or her own Award under the Plan.

c.
Neither the CEO nor any member of the Committee shall be personally liable to any person by reason of any action taken or not taken by him or her with respect to the Plan or for any mistake of judgment made by him or her in his or her capacity as an administrator of the Plan. The Company shall indemnify and hold harmless the CEO and each member of the Committee, and each employee to whom any duty or power relating to the administration, interpretation or implementation of the Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud, self-dealing or willful misconduct.

4.
Participants. In order to be eligible to participate in the Plan, persons must be Key Employees. Subject to the provisions of the Plan, the CEO shall have full and final authority, in his sole discretion, to determine whether employees qualify as Key Employees and the Key Employees to be granted Awards under the Plan. Any Award granted to the CEO must be approved by the Company’s Board of Directors.

5.	Calculation and Award of Carried Interest

a.
Carried Interest for each Fund shall be calculated by the Finance Department as and when received by the Company or an Affiliate. The Company shall record all such Carried Interest in a special ledger maintained by the Finance Department. The Finance Department shall notify the CEO promptly of the receipt of all Carried Interest by the Company or any Affiliate.

b.
Subject to Section 5(c), up to 25% of all Carried Interest received by the Company or an Affiliate shall be allocated to Key Employees. The amount of Carried Interest to be awarded to any Key Employee who is designated as eligible under Section 4 shall be determined by the CEO in his sole discretion. The CEO may consult with such other officers, employees and directors of the Company as he deems necessary or appropriate in connection with identifying Key Employees to be granted Awards and the amount of the Awards. Each Award shall be communicated to the applicable Key Employee by the CEO, the Key Employee’s manager or such other process as the CEO may determine.

c.
To the extent that the Company or an Affiliate receives a distribution of Carried Interest that the CEO determines in his sole discretion to be extraordinary in amount and materially greater than the amount budgeted or expected from a given Fund, all or any portion of such extraordinary distribution may be awarded to Key Employees. Any such Awards of extraordinary distributions of Carried Interest shall be in addition to Awards made pursuant to Section 5(b) of this Plan, and consequently Awards may exceed 25% of the aggregate Carried Interest received by the Company and its Affiliates. Awards of extraordinary distributions of Carried Interest, if any, shall be paid annually together with annual bonuses or at such other time(s) as the CEO may determine in his sole discretion.

d.
The Company shall establish a special ledger with an Award account for each Participant in which shall be recorded for each Award the name of the Participant, the amount of the Award granted to him or her, the Grant Date and the date of payment. The Award account shall be maintained under the Plan solely as a bookkeeping entry for the Participant to which distributions to the Participant shall be debited.

6.
Payment of Awards. Awards shall be paid soon as practicable after the Grant Date in accordance with the Company’s normal payroll practice, subject to Section 5(c). All Awards shall be paid net of required payroll taxes and other withholding amounts. Notwithstanding the foregoing, the Company may delay the payment of Awards in order to aggregate additional Awards of Carried Interest that the Company anticipates will be received in the near future.

7.
Termination. Upon a Participant’s Termination of Employment, any Awards granted but unpaid prior to the date of termination shall be automatically cancelled and forfeited; provided, however, in the case of Termination of Employment by reason of a Participant’s death, the amount payable to the Participant shall be paid to the Participant’s designated Beneficiary(ies) in a single sum not later than 90 days after the Participant’s death.

8.
Transferability. No Award payable under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, or otherwise transfer or dispose of (“Transfer”) such Award shall be void. No Award shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such Award. If any Participant or Beneficiary shall become bankrupt or attempt to Transfer any Award, the Participant or Beneficiary’s right to receive payment with respect to such Award shall, in the discretion of the Company, cease and terminate. In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary(ies), his or her spouse, children, or other dependents, or any of them, in such manner and in such proportions as the CEO may deem proper, in his sole and absolute discretion.

9.
Limitations. Participants shall acquire no rights hereunder except for the right to receive cash in payment of Awards in accordance with the terms of this Plan. Without limiting the generality of the foregoing, nothing contained in this Plan shall, or shall be construed to, (i) give any Key Employee any right to be awarded Carried Interest other than in the sole discretion of the CEO; (ii) give any Participant any rights whatsoever with respect to any equity in the Company; (iii) limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time; or (iv) be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration.

10.	Amendment and Termination of the Plan. The Company may, in its sole discretion, amend or terminate this Plan at any time; provided, however, that an amendment to or termination of this Plan shall not adversely affect the rights of Participants or Beneficiaries to payments in respect of any Award that has been granted prior to the date of such amendment or termination, without such Participant’s or Beneficiary’s written consent.

11.	Miscellaneous

a.	This Plan is effective as of January 1, 2016.

b.
The Company shall have the right to deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments. Such withholding may be made from other amounts due from the Company to the Participant (including salary or bonus, deferred or otherwise) or upon any other event that would cause an Award to be deemed taxable compensation or wages to the Participant.

c.
The Company shall have the right to (i) withhold from any Award or distribution to Participants any amount that, in the reasonable judgment of the Company, is needed to satisfy any clawback, reserve account or similar obligation to a Fund and (ii) to require the Participant to return Awards and distributions made to the Participant hereunder to the extent necessary to satisfy any clawback or similar obligation to a Fund after taking into account amounts withheld pursuant to this clause (c);

d.
No amounts payable in respect of any Award or received by any Participant pursuant to this Plan, shall be included as “wages” or “salary” in determining the amount of any payment under any welfare benefit, pension plan, profit sharing plan, or any other employee benefit plan (e.g., life insurance or disability insurance) of the Company.

e.	This Plan and awards granted hereunder shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

Predecessor Carried Interest Programs

The Company’s carried interest arrangements have operated since 2012 on terms substantially identical to those set forth in this Plan.

Prior to 2012, each year, profits interests tied to future Carried Interest payments from each Carried Interest-earning Fund established in that year (totaling up to 25% of the Carried Interest) were awarded to participants by the CEO. Awards vested over three years, and once vested, the participant was entitled to receive in respect of that award a percentage interest in a portion of the Carried Interest for such Fund for the life of the Fund, as and when earned and received. All such awards are now vested, but the Company has not yet earned the full amount of the Carried Interest to which it may be entitled from certain of the underlying Funds. Therefore, future distributions of Carried Interest by those Funds will result in payments to participants.

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